--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
   Bay City Capital Management LLC                  quiring Statement      Medarex, Inc
   ("BCC Management") c/o Bay City Capital LLC      (Month/Day/Year)       Nasdaq Trading Symbol: MEDX
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    (Last)          (First)          (Middle)          (06/10/98)       5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
750 Battery Street, Suite 600                    3. IRS or Social Se-       Director        XX 10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                               XX Reporting Person
                                                                                                               ---
San Francisco, California 94111                                                                                   Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         Up to 104,167                       I          BCC Management has a 3.75%
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                                                       shares.                                      proportional interest (exclusive
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                                                                                                    of certain carried interest
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                                                                                                    distributions) in the profits
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                                                                                                    and capital account of The Bay
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                                                                                                    City Capital Fund I, L.P.,
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                                                                                                    which, in turn, holds a 42.22%
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                                                                                                    (assuming 6,579,629 shares are
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                                                                                                    issued to BCC Acquisition I LLC)
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                                                                                                    proportional interest in the
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                                                                                                    profits and capital account
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                                                                                                    of BCC Acquisition I LLC.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security  2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                       cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                    Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                    Date                                               Price of     Deriv-      (Instr. 5)
                                   (Month/Day/                                         Deri-        ative
                                    Year)                                              vative       Security:
                                 --------------------------------------------------    Security     Direct
                                                                           Amount                   (D) or
                                  Date     Expir-                          of                       Indirect
                                  Exer-    ation           Title           Number                   (I)
                                  cisable  Date                            of
                                                                           Shares                 (Instr. 5)
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Warrant                         (06/10/98) (06/10/05)    Common Stock   Up to 12,729   $10.00 per     I   BCC Management has a 3.75%
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                                                                           shares.       share            proportional interest
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                                                                                                          (exclusive of certain
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                                                                                                          carried interest
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                                                                                                          distributions) in the
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                                                                                                          profits and capital
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                                                                                                          account of The Bay City
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                                                                                                          Capital Fund I, L.P.,
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                                                                                                          which, in turn, holds a
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                                                                                                          42.22% (assuming 6,579,629
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                                                                                                          shares are issued to BCC
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                                                                                                          Acquisitions I LLC)
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                                                                                                          proportional interest in
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                                                                                                          the profits and capital
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                                                                                                          account of BCC Acquisition
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                                                                                                          I LLC.
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Explanation of Responses:

THIS FILING SHALL NOT BE DEEMED AN ADMISSION THAT BAY CITY CAPITAL MANAGEMENT
LLC PRESENTLY IS, FOR PURPOSES OF SECTION 16 OF THE ACT OR OTHERWISE, THE
BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.


                                                                        /s/ Roger H. Salquist, Manager
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)